Exhibit 99.1

Contacts:

Electronic Arts Media	Electronic Arts Investor
Relations:	Relations:
John Reseburg	Chris Evenden
VP, Global	VP, Investor
Communications	Relations
650-628-3601	408-627-0608
jreseburg@ea.com	cevenden@ea.com

Electronic Arts Completes Acquisition of Glu Mobile, Creating a New Global Leader in Mobile Gaming

Acquisition brings together two leading mobile organizations with expert, mobile-first teams and complementary games across the sports, lifestyle, mid-core, and casual genres.

REDWOOD CITY, Calif. April 29, 2021 -- Electronic Arts Inc. (NASDAQ: EA), a global leader in interactive entertainment, today announced the completion of its acquisition of Glu Mobile Inc. (NASDAQ: GLUU) for $2.1 billion in enterprise value.

The combination of Electronic Arts and Glu accelerates EA’s mobile portfolio growth and will fuel new experiences in mobile, the largest gaming platform in the world. The deal will add significant growth to EA’s mobile business, building on its network of 100 million monthly active players in mobile, and creating a market-leading portfolio of more than 15 top live services across multiple fast-growing genres.

“We’re thrilled to welcome Glu Mobile to our Electronic Arts family,” said Andrew Wilson, CEO of Electronic Arts. “The combination of our talented teams and powerful IP positions us as a leader in the largest gaming category in the world. We are forming a powerful growth engine that will expand our current games and deliver more amazing new experiences across sports, lifestyle, mid-core, and casual for players everywhere.”

“Today is an exciting day for Glu and our global community of players,” said Nick Earl, CEO of Glu Mobile. “Joining forces with EA will take growth games like Covet Fashion, Design Home, Kim Kardashian: Hollywood, and the MLB Tap Sports Baseball franchise to the next level, expanding their reach to even more global audiences. Together, we will accelerate a strategic mobile-first approach and drive innovation through creative leadership while delivering world-class interactive experiences to our players.”

Glu will bring more than 500 talented game developers (and nearly 800 total employees) to EA’s mobile-focused organization, deepening mobile-first talent and enabling EA to reach an even broader global audience across new regions and markets.

The acquisition of Glu Mobile is part of Electronic Arts’ growth strategy focused on delivering more exceptional experiences and top live services, and reaching more players on more platforms around the world.

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers. In fiscal year 2020, EA posted GAAP net revenue of $5.5 billion.

Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and Plants vs. Zombies™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, Apex Legends, The Sims, Need for Speed, Titanfall and Plants vs. Zombies are trademarks of Electronic Arts Inc. Madden, NFL and FIFA are properties of its respective owners and used with permission.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading developer and publisher of mobile games. Founded in 2001, Glu is headquartered in San Francisco with additional locations in Foster City, Orlando, Toronto and Hyderabad. With a history spanning over a decade, Glu’s culture is rooted in taking smart risks and fostering creativity to deliver world-class interactive experiences for our players. Glu’s diverse portfolio features top-grossing and award-winning original and licensed IP titles including, Covet Fashion, Deer Hunter, Design Home, Diner DASH Adventures, Disney Sorcerer’s Arena, Kim Kardashian: Hollywood and MLB Tap Sports Baseball available worldwide on various platforms including the App Store and Google Play. For more information, visit www.glu.com or follow Glu on Twitter, Facebook and Instagram.

Covet Fashion, Deer Hunter, Design Home, Diner DASH, Tap Sports, Glu and Glu Mobile are trademarks of Glu Mobile Inc.